Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933, of the reference to our firm under the caption “Experts” and of our report dated March 28, 2013 on our audits of the consolidated financial statements of First Internet Bancorp, included and incorporated in the Registration Statement on Form S-1, as amended (File No. 333-191475), and related Prospectus of First Internet Bancorp for the registration of its shares of its common stock.

/s/ BKD, LLP

Indianapolis, Indiana
November 21, 2013